Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 15, 2016, with respect to the consolidated balance sheets of Union Bankshares, Inc. and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended, which report is incorporated by reference in the Annual Report on Form 10-K of Union Bankshares, Inc. for the year ended December 31, 2015.

Portland, Maine
November 29, 2016
Vermont Registration No. 92-0000278